UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2014

CAPITOL ACQUISITION CORP. II
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35898	27-4749725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 7th Street, N.W. Washington, D.C.	20004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 202-654-7060

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 5, 2014, Mark D. Ein, the Chief Executive Officer of Capitol Acquisition Corp. II. (the “Company”), and L. Dyson Dryden, the Chief Financial Officer of the Company, committed to lend the Company up to $615,000 through December 2014 if such funds are needed by the Company.

Any amount loaned by Messrs. Ein or Dyson (collectively, the “Lenders”) to the Company will be evidenced by unsecured promissory notes issued to the Lenders. Each note would be non-interest bearing and would be payable at the consummation by the Company of a merger, share exchange, asset acquisition, or other similar business combination, with one or more businesses or entities (a “Business Combination”). As indicated in the Company’s final prospectus, dated May 10, 2013, upon consummation of a Business Combination, the Lenders would have the option to convert up to $500,000 of the principal balance of such notes into warrants at a price of $1.00 per warrant. The terms of any such warrants would be identical to the warrants issued by the Company in its initial public offering (“Public Offering”) except that such warrants would be non-redeemable by the Company and would be exercisable for cash or on a “cashless” basis, in each case, so long as such warrants were held by the initial holder or its permitted transferees. If a Business Combination is not consummated, all outstanding amounts under any notes issued to the Lenders would be forgiven except to the extent that the Company had funds available to it outside of its trust account established in connection with the Public Offering.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2014

CAPITOL ACQUISITION CORP. II

By:	/s/ Mark D. Ein
Name: Mark D. Ein Title: Chief Executive Officer

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